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                        THE COMMONWEALTH OF MASSACHUSETTS
                             WILLIAM FRANCIS GALVIN
                          Secretary of the Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512

                        RESTATED ARTICLES OF ORGANIZATION
                    (GENERAL LAWS, CHAPTER 156B, SECTION 74)

         We, Cornelius Peterson VIII, President, and Daniel J. Sullivan, Chief Financial Officer of NETsilicon, Inc., located at 411 Waverly Oaks Road, Waltham, MA 02154, do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on July 1, 1999 by a vote of the directors and 10,000,000 shares of common stock of 10,000,000 shares outstanding, being at least a majority of each type, class or series outstanding and entitled to vote thereon:

                                    ARTICLE I
                         The name of the corporation is:

                                NETsilicon, Inc.

                                   ARTICLE II

                The purpose of the corporation is to engage in the following business activities:

         To purchase, import, lease, or otherwise acquire; to invest in, own, hold, use, license the use of, install, handle, maintain, service or repair; to sell, pledge, mortgage, exchange, export, distribute, lease, assign and otherwise dispose of, and generally to trade and deal in and with, as principal or agent, at wholesale, retail, on commission or otherwise, goods, wares, merchandise, commodities, articles of commerce and property of every kind and description, including, without limitation, computers and computer-related equipment; and any and all products, machinery, equipment programs and supplies used or useful in connection therewith.

         To do any and all acts and things or carry on any business herein described either for itself or as nominee or agent for others.

         To have and to exercise, without limitation, all of the powers granted by Massachusetts law to, and to carry on any other business or activity which may lawfully be carried on by, business corporations organized under the Business Corporation Law, as amended from time to time, of Massachusetts, whether or not related to those referred to in the foregoing paragraphs.









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                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:


       WITHOUT PAR VALUE                                            WITH PAR VALUE
-----------------------------                ---------------------------------------------------------
  TYPE              NUMBER OF                  TYPE                  NUMBER OF               PAR VALUE
                      SHARES                                          SHARES
Common:                none                   Common:                35,000,000                $.01

Preferred:             none                   Preferred:              5,000,000                $.01


                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

         ARTICLE 4A.   COMMON STOCK

         1. The authorized shares of Common Stock of the Corporation shall be divided into two classes, of which twenty-six million (26,000,000) shares shall be designated Voting Stock and nine million (9,000,000) shares shall be designated Non-Voting Stock, and are beneficially owned by Osicom Technologies, Inc., a New Jersey corporation ("Osicom").

         2. The rights, preferences and limitations of the Voting Stock and the Non-Voting Stock shall be equal and identical in all respects except that,

                  (a) holders of Voting Stock shall have voting rights with respect to the business, management or affairs of the Corporation to the extent that the matters are submitted to the Stockholders of the Corporation for a vote, and

                  (b) holders of Non-Voting Stock shall not be entitled to vote upon any matters submitted to the Stockholders of the Corporation for a vote, or unless otherwise provided by law, to amend the Articles of Organization to change the terms of the Non-Voting Stock.

         3. Upon the transfer of Non-Voting Stock to a non-Affiliate of Osicom, such Non-Voting Stock shall immediately convert to Voting Stock, and the holders of such Voting Stock shall be therefore have all rights associated with the Voting Stock.

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         4.       For purposes of this Article,

                  (a) "Affiliate" means an officer, director, a stockholder that is the beneficial owner of five percent (5%) or more of the outstanding stock of Osicom, or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, Osicom; and

                  (b) "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

         ARTICLE 4B.    PREFERRED STOCK

         1. The preferred shares shall have such designation and relative voting, dividend, liquidation and other rights, preferences and limitations as may be stated in further amendments to the Restated Articles of Organization.

         2. Amendments to the Restated Articles of Organization to accomplish any of the following actions may be made by action of the Board of Directors, without shareholder approval:

                  (a) the division of shares into classes and into series within any class;

                  (b) the determination of the designation and number of shares of any class or series;

                  (c) the determination of the relative rights, preferences and limitations of the shares of any class or series;

                  (d) the change in the designation or number of shares or the relative rights, preferences and limitations of the shares of any theretofore or established class or series, no shares of which have been issued;

                  (e) issuance of shares of any class or series, convertible, at the option of the holders, or of the corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes and to set the terms thereof;

                  (f) the reduction in the number of shares authorized or the stated capital of the corporation effected by a reverse stock split;




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                  provided, however, in no event shall the Board of Directors have any power to reduce the number of common shares to less than the number of shares then outstanding.

                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are: None

                                   ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

         ARTICLE 6A.       INDEMNIFICATION

         1. Except as limited by law or as provided in Paragraphs 2 and 3, each Officer of this Corporation (and his heirs and personal representatives) shall be indemnified by this Corporation against all expense incurred by him in connection with each Proceeding in which he is involved as a result of his serving or having served as an Officer of this Corporation or, at the request of this Corporation, as a director, officer, employee or other agent of any other organization.

         1. No indemnification shall be provided to an Officer with respect to a matter as to which it shall have been adjudicated in any proceeding that he did not act in good faith in the reasonable belief that his action was in the best interests of this Corporation.

         2. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or upon this Corporation, no indemnification shall be provided to said Officer with respect to a matter if this Corporation has obtained an opinion of counsel that with respect to said matter said Officer did not act in good faith in the reasonable belief that his action was in the best interests of this Corporation.

         3. To the extent authorized by the Board of Directors or the stockholders, this Corporation may pay indemnification in advance of final disposition of a Proceeding, upon receipt of an undertaking by the person indemnified to repay such indemnification if it shall be established that he is not entitled to indemnification by an adjudication under Paragraph 2 or by an opinion of counsel under Paragraph 3 hereof.

         4.       For the purposes of this Article,

                  (a) "Officer" means any person who serves or has served as a director or in any other office filled by election or appointment by the stockholders or the Board of Directors;

                  (b) "Proceeding" means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency; and

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                  (c)      "Expense" means any liability fixed by a judgment,
                           order, decree, or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees and other disbursements reasonably incurred in a Proceeding.

         5. Nothing in this Article shall limit any lawful rights to indemnification existing independently of this Article.

         ARTICLE 6B.       TRANSACTIONS WITH INTERESTED PERSONS

         1. Unless entered into in bad faith, no contract or transaction by this Corporation shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Person.

         2. For the purposes of this Article, "Interested Person" means any person or organization in any way interested in this Corporation whether as an officer, director, stockholder, employee or otherwise, and any other entity in which any such person or organization or this Corporation is in any way interested.

         3. Unless such contract or transaction was entered into in bad faith, no Interested Person, because of such interest, shall be liable to this Corporation or to any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

         4. The provisions of this Article shall be operative notwithstanding the fact that the presence of an Interested Person was necessary to constitute a quorum at a meeting of directors or stockholders of this Corporation at which such contract or transaction was authorized or that the vote of an Interested Person was necessary for the authorization of such contract or transaction.

         ARTICLE 6C.       STOCKHOLDERS' MEETINGS

         Meetings of Stockholders of this Corporation may be held anywhere in the United States.

         ARTICLE 6D.       AMENDMENT OF BY-LAWS

         The By-Laws may provide that the Board of Directors as well as the stockholders may make, amend or repeal the By-Laws of this Corporation, except with respect to any provision thereof which by law, by these Articles or by the By-Laws requires action by the Stockholders.

         ARTICLE 6E.       ACTING AS A PARTNER

         This Corporation may be a partner in any business enterprise which it would have power to conduct by itself.




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                                   ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

                                  ARTICLE VIII

THE INFORMATION CONTAINED IN ARTICLE VIII IS NOT A PERMANENT PART OF THE ARTICLES OF ORGANIZATION.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

                    411 Waverley Oaks Road, Waltham, MA 02452

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

                                                              POST OFFICE
      NAME                           RESIDENCE                   ADDRESS

President:                         25 Old Village Road            Same
     Cornelius Peterson, VIII      Acton, MA  01720

Treasurer:                         34 Pillsbury Pasture Road      Same
     Daniel Sullivan               Kingston, NH 03848


Clerk:                             34 Pillsbury Pasture Road      Same
     Daniel Sullivan               Kingston, NH 03848


Directors:                         25 Old Village Road            Same
     Cornelius Peterson, VIII      Acton, MA 01720


c. The Board of Directors shall be divided into three classes in respect of term of office, each class to contain as near as may be one-third of the whole number of the Board. Of the first Board of Directors, elected by the shareholders subsequent to the adoption of these Amended and Restated Articles of Organization, the members of one class shall serve until the annual meeting of shareholders held in the year following their election, the members of the second class shall serve until the annual meeting of shareholders held two years following their election, and the members of the third class shall serve until the annual meeting of shareholders held three years following their election; provided, however, that in each case directors shall be elected and shall qualify. At each annual meeting of shareholders following the first shareholders meeting after adoption of these Amended and Restated Articles of Organization, one class of directors shall be elected to serve until the annual meeting of shareholders held three years next following and until their successors shall be elected and shall qualify.


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c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: January

d. The name and business address of the resident agent, if any, of the corporation is:

         Corporation Service Company, 84 State Street, Boston, MA 02109

**We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

     Article III: The number of authorized shares has been increased.

     Article 4A: The authorized Common Stock has been further designated as voting Common Stock and Non-Voting Common Stock, and the terms thereof set forth

     Article VIII: The Board of Directors has been classified to provide for staggered three (3)-year terms.



SIGNED UNDER THE PENALTIES OF PERJURY, this ______day of July, 1999.


                                   -------------------------------------------
                                   Cornelius Peterson VIII, President


                                   -------------------------------------------
                                   Daniel J. Sullivan, Chief Financial Officer
                                                    and Clerk

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